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PEAT MARWICK

CERTIFIED PUBLIC ACCOUNTANTS

ONE BISCAYNE TOWER   TELEPHONE 305 358 2300   TELEFAX 305 577 0544
SUITE 2900
2 SOUTH BISCAYNE BOULEVARD
MIAMI, FL 33131

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Lennar Corporation:

We consent to incorporation by reference in the Registration Statements (No. 33-45442, No. 2-73630 and No. 2-89104) on Form
S-8 of Lennar Corporation of our report dated January 18, 1994, relating to the consolidated balance sheets of Lennar Corporation and subsidiaries as of November 30, 1993 and 1992, and the related consolidated statements of earnings, cash flows, and stockholders' equity, and the related schedules for each of the years in the three-year period ended November 30, 1993, which report appears in the November 30, 1993 annual report on Form 10-K of Lennar Corporation.


KPMG PEAT MARWICK


February 24, 1994